November 9, 2006
Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549
Gentlemen:
We have read Item 4.01(a) of Form 8-K dated November 9, 2006 of Precision Aerospace Components, Inc. (“PAC”) and are in agreement with the statements contained therein except that we felt we were being responsive to PAC by our attending the meetings they requested, and that based upon the requests for information we became concerned about our ability to maintain our independence.
We have no basis to agree or disagree with the statement of the Registrant contained in Item 4.01 (b).
Sincerely,
Kempisty & Company, CPA’s, P.C.